INTERNATIONAL GAME TECHNOLOGY ANNOUNCES SALE OF ADDITIONAL ZERO-COUPON SENIOR CONVERTIBLE DEBENTURES

FOR IMMEDIATE RELEASE               February 5, 2003

    (RENO, NV) International Game Technology (NYSE:IGT) announced today the sale of additional debentures pursuant to the option granted to the initial purchaser in connection with its previously announced sale of 30-year zero-coupon senior convertible debentures, which closed on January 29, 2003. IGT received additional gross proceeds of approximately $75 million from the option exercise. The total offering, including the additional debentures, amounted to approximately $969.8 million aggregate principal amount at maturity of zero-coupon senior debentures and resulted in aggregate gross proceeds to IGT of approximately $575 million.

    On January 29, 2003, IGT used approximately $137 million of the net proceeds from the offering to repurchase shares of its common stock pursuant to its share repurchase program simultaneously with the completion of the offering. IGT plans to use the remainder of the net proceeds for general corporate purposes, which may include acquisitions, repurchases of its outstanding senior notes or further repurchases of its common stock.

    This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. Any offers of the securities will be made only by means of a private offering circular. The debentures and the shares of common stock of IGT issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

    IGT is a world leader in the design, development and manufacture of microprocessor-based gaming and video lottery products in all jurisdictions where gaming and lotteries are legal.

    Statements in this release which are not historical facts are "forward looking" statements under the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. IGT's future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. IGT does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

Information on risks and factors that could affect IGT's business and financial results are included in our public filings made with the Securities and Exchange Commission.

CONTACT:  Bob McIver, (775) 448-0110, of International Game Technology.
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